Exhibit 99.1

Mesa Air Group Adds New Aircraft, Extends Contract with United Airlines

•	Adding 20 new Embraer E175 LL aircraft under a 12-year capacity purchase agreement
•	Extension on 42 United-owned Embraer E175s for five years
•	Existing 20 CRJ-700 aircraft to be leased to another United Express carrier

PHOENIX, Dec. 03, 2019 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) announced today it will add 20 new Embraer E175 LL aircraft to its United Express fleet. The aircraft will be owned and financed by Mesa and be covered under a 12-year capacity purchase agreement. The E175 LL features 70 seats in a three-class configuration. Deliveries are scheduled to begin May 2020 and expected to be completed by the end of 2020.

The parties are also extending the contract for 42 E175s for an additional five years. The aircraft, which are owned by United, are now contracted through the end of 2024 with rights to extend through 2027. The 18 Mesa-owned E175s are contracted through 2028.

“We are pleased to increase the number of Embraer aircraft operating under our partnership with United to 80, making Mesa the largest E175 operator under the United Express banner,” said Jonathan Ornstein, Chairman and Chief Executive Officer of Mesa Air Group. “We are delighted that United has chosen to make us its fastest growing and largest operator of its premier regional jet. We would like to thank all of our hard working and dedicated people for making Mesa United’s airline of choice for regional growth.”

The transaction will result in Mesa’s United Express operation becoming all Embraer 175 aircraft with long-term contracts and, following the new deliveries, an average age of 3.7 years. The company also expects the shift to a single fleet type to improve utilization of crew and maintenance resources across its United Express system.

“We look forward to strengthening our partnership with United through this new long-term contract,” said Brad Rich, Executive Vice President and Chief Operating Officer. “Mesa has been flying Embraer aircraft for nearly 30 years and we expect this transition to have a positive impact on our United Express operation.”

In connection with the deal, Mesa’s 20 Bombardier CRJ-700 aircraft will be leased to another United Express carrier for a term of seven years.

About Mesa Air Group, Inc.
Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 147 cities in 47 states, the District of Columbia, Canada, Mexico, Cuba and the Bahamas. As of November 30th, 2019, Mesa operated a fleet of 145 aircraft with approximately 749 daily departures and 3,400 employees. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc.

Forward-Looking Statements

This news release contains forward looking statements. These forward-looking statements are based on Mesa’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Mesa’s control. Any forward-looking statement in this release speaks only as of the date of this release. Mesa undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Relations

Brian Gillman

Investor.Relations@mesa-air.com

Media

Jack Hellie

Media@mesa-air.com